CONSENT OF PERELLA WEINBERG PARTNERS LP

We hereby consent to the use of our opinion letter dated June 15, 2014 to the Board of Directors of Medtronic, Inc., included as Annex E to the joint proxy statement/prospectus which forms a part of Amendment 2 to the Registration Statement on Form S-4 of Medtronic Holdings Limited, filed on September 18, 2014, and to the references to such opinion in such proxy statement/prospectus under the captions: “Summary—Opinion of Medtronic’s Financial Advisor,” “The Transaction—Background to the Transaction,” “The Transaction—Recommendation of the Medtronic Board of Directors and Medtronic’s Reasons for the Transaction” and “The Transaction—Opinion of Medtronic’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any further amendments to the Registration Statement.

/S/ PERELLA WEINBERG PARTNERS LP
PERELLA WEINBERG PARTNERS LP

September 18, 2014